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                                  EXHIBIT 11.1

                       YIELDUP INTERNATIONAL CORPORATION
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE





                                                                               Years Ended December 31,
                                                                              1996                  1995
            Net Loss                                                           ($3,374,035)         ($1,830,023)
                                                                       ===================     ================


            Weighted average number of                                           3,406,395            1,950,272
            common shares outstanding


            Number of common shares
            in accordance with SAB No. 83                                                -              102,360
                                                                       -------------------     ----------------

                                      Total                                      3,406,395            2,052,632
                                                                       ===================     ================

            Net loss per share                                                      ($0.99)              ($0.89)
                                                                       ===================     ================